UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2020

CONTURA ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-38735	81-3015061
(Commission File Number)	(IRS Employer Identification No.)
340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620
(Address of Principal Executive Offices, zip code)
(423) 573-0300
(Registrant’s telephone number, including area code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2020, the Board of Directors (the “Board”) of Contura Energy, Inc. (the “Company”) appointed Michael J. Quillen to serve as a director of the Company, effective immediately. Mr. Quillen has been appointed as the Board’s lead independent director and will also serve on the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Quillen (72) is a director of Martin Marietta Materials, Inc., where he chairs the Finance Committee and serves on the Compensation Committee. In addition to his board service at Martin Marietta, Mr. Quillen manages Quillen Properties LLC and MJQ LLC and has served as an advisor on mining, energy, economic development and transportation issues from 2012. Over the course of his career, Mr. Quillen has held several executive roles in the mining industry including as chief executive officer and chairman of the board of Alpha Natural Resources, Inc., which he founded in 2002. Prior to Alpha, he was one of the founders of Whitehaven Coal Company where he was a member of the board and held senior leadership positions. Mr. Quillen served in a number of other senior roles including executive vice president of operations at American Metals & Coal International and president of coal sales at Pittston Coal Company. Mr. Quillen earned a bachelor’s degree and a master’s degree, each in civil engineering, from Virginia Polytechnic Institute and State University.

There are no arrangements or understandings between Mr. Quillen and any other persons pursuant to which he was named as a director of the Company. Neither does he have any family relationship with any of the Company’s directors or executive officers or any person nominated or chosen by the Company to be a director or executive officer, nor does he have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In connection with his service on the Board, Mr. Quillen will receive an annual cash retainer of $100,000, pro-rated for his first, partial quarter of service. He may elect to receive restricted stock units (“RSUs”) in lieu of this annual cash retainer. He will also receive an annual equity award, typically in the form of stock-settled RSUs, with a grant date fair market value of $100,000, beginning on May 1, 2021. The Compensation Committee, with Mr. Quillen abstaining, may determine in its discretion whether Mr. Quillen will receive a full or pro-rated annual RSU retainer or a special grant of RSUs in connection with his appointment to the Board. Mr. Quillen will receive an annual retainer of $20,000 for his service as lead independent director and an additional annual retainer of $20,000 for his service as chair of the Compensation Committee. He will also receive $10,000, $5,000 and $5,000 annual retainers for his service as a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Safety, Health and Environmental Committee, respectively. The Company will reimburse Mr. Quillen for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other business-related expenses.

A copy of the press release announcing this appointment is attached hereto as Exhibit 99.1.

Item 8.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 20, 2020, the Company announced that, as a result of the resignation of several directors and certain other developments, the number of directors currently serving on the Audit Committee of the board of directors had been reduced to two, rendering the Company noncompliant with New York Stock Exchange Listing Rule 303A.07(a) (“Rule 303A.07(a)”), which requires that the Audit Committee be composed of a minimum of three independent members.

On November 23, 2020, as detailed in Item 5.02 of this report, the board of directors appointed Michael J. Quillen as a member of the Board, as lead independent director and as a member of the Audit Committee. As a result of this appointment, the Company is again in compliance with Rule 303A.07(a).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release of Contura Energy, Inc. dated November 23, 2020.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2020

Contura Energy, Inc.

By:	/s/ C. Andrew Eidson
Name: C. Andrew Eidson
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press release of Contura Energy, Inc. dated November 23, 2020.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).